Exhibit 99.1

1259 NW 21 Street

Pompano Beach, FL 33069

NEWS

FOR MORE INFORMATION: 954-917-7665 HOWARD L. EHLER, JR. EXECUTIVE VICE PRESIDENT
May 13, 2004

IMPERIAL ANNOUNCES 2004 FIRST QUARTER RESULTS

Pompano Beach, FL………Imperial Industries, Inc. (“IPII”) announced today the results of operations for the quarter ended March 31, 2004.

The Company generated net income of $362,000, or $.04 per share, in the first quarter of 2004, compared to a net loss of ($33,000), or ($.00) per share for the same period in 2003. Net sales in the first three months of 2004 were $11,923,000, an increase of 33% over net sales of $8,962,000, for the same period in 2003. The increase in sales was primarily attributable to continuing strong industry construction demand for Company products and internal growth through market share gains. Higher sales volume, ongoing cost containment measures, and greater operating efficiencies produced the improved first quarter results in 2004.

S. Daniel Ponce, Imperial’s Chairman of the Board, stated, “The 2004 first quarter results mark the fourth consecutive quarter of higher profits. Sales growth and containment of operating costs has enabled the Company to achieve consistent levels of profitability during the past four quarters. Traditionally, the first quarter has weaker sales due to seasonality of the Company’s business. However, sales for the quarter were the highest quarterly sales in the Company’s recent history. The Company is now seeking financing for certain proposed capital projects which are designed to enhance its manufacturing capabilities and to provide greater opportunities for improved profits in the current strong construction market.”

Imperial Industries, Inc., a building products company, sells products throughout the Southeastern United States with facilities in the States of Florida, Georgia, Mississippi and Alabama. The Company is engaged in the manufacturing and distribution of stucco, plaster and roofing products to building materials dealers, contractors and others through its subsidiaries, Premix-Marbletite Manufacturing Co. and Acrocrete, Inc. The Company through its subsidiary, Just-Rite Supply, Inc., is engaged in the distribution of the Company’s manufactured products, as well as gypsum, roofing, insulation and masonry products manufactured by other companies. See our website at www.imperialindustries.com for more information about the Company.

The statements in this press release contain certain forward-looking statements, which are subject to risks and uncertainties. Such statements, including those regarding, among other things, the success of the Company’s sales and marketing efforts, improvements in productivity, the Company’s strategy and future prospects, are dependent on a number of factors, including market conditions and availability of financing, only some of which are within the Company’s control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company’s Securities and Exchange Commission filings under “Risk Factors”. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” section of the Company’s Annual Report on Form 10-K for the year ended

Page 2 of News Release dated May 13, 2004

December 31, 2003 filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.

IMPERIAL INDUSTRIES, INC.

Financial Highlights

	Three Months Ended March 31,
	2004	2003

Net sales	$11,923,000	$8,962,000
Income (loss) before income taxes	$632,000	$(54,000)
Income tax (expense) benefit	(270,000)	$21,000
Net income (loss)	$362,000	$(33,000)
Basic and diluted income (loss) per share	$.04	$.00